UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 20, 2006

(Date of report; date of

earliest event reported)

Commission file number: 1-3754

GENERAL MOTORS ACCEPTANCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	38-0572512
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Renaissance Center

P.O. Box 200 Detroit, Michigan

48265-2000

(Address of principal executive offices)

(Zip Code)

(313) 556-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[    ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

GMAC FIRST QUARTER 2006 EARNINGS SUMMARY

•	Strong net income of $640 million

•	Favorable credit performance in the Financing and Mortgage operations

•	Over $22 billion in cash reserve balances including $8.8 billion from the Commercial Mortgage sale

•	Sale of a controlling interest announced by GM

General Motors Acceptance Corporation (GMAC) earned $640 million in the first quarter of 2006, down $88 million from first quarter 2005 earnings of $728 million. Earnings benefited from increases in the Financing and Insurance operations largely as a result of continued strong loss performance. However, these increases were more than offset by lower mortgage earnings.

Results for Financing operations were $313 million, up $65 million from $248 million earned in the same period in the prior year. The increase is largely due to lower consumer credit provisions primarily as a result of the impact of automotive whole loan activity and favorable international credit performance.

ResCap earnings were $201 million in Q1 2006 down from the $322 million earned in Q1 2005. While revenues were strong from higher asset levels, results were negatively impacted by lower net margins resulting from both pricing pressures and higher funding costs. In addition, gains on sales of loans were down due to a significant gain in Q1 2005 realized upon the sale of a portfolio of distressed mortgage loans. Absent this, mortgage loan gains were relatively flat as the favorable impact from higher sales volume was offset by lower margins. ResCap’s credit provision was lower as compared to Q1 of 2005 as a result of favorable credit trends. Mortgage originations were $41.6 billion for Q1 2006 representing an increase from the $36.4 billion in Q1 2005.

GMAC’s Insurance operations generated net income of $129 million in the first quarter of 2006, up $34 million from earnings of $95 million in the first quarter of 2005 primarily reflecting the impact of strong underwriting results (in particular loss experience). In addition, first quarter Insurance results also benefited from the strategic acquisition of MEEMIC Insurance Company, a personal lines business that offers automobile and homeowners insurance in the Midwest. Along with increased earnings, GMAC Insurance maintained a strong investment portfolio, with a market value of $7.9 billion at March 31, 2006, including after tax net unrealized capital gains of $622 million.

In addition, on March 23, 2006, GMAC closed on the sale of approximately 78 percent of its equity in GMAC Commercial Mortgage for approximately $1.5 billion in cash. At the closing, GMAC Commercial Mortgage also repaid to GMAC approximately $7.3 billion in intercompany loans, bringing the total cash from the sale to $8.8 billion. GMAC Commercial Mortgage has changed its name to Capmark Financial Group Inc. (Capmark). GMAC earnings in the first quarter related to Commercial Mortgage was a loss of $3 million for the quarter, representing operating income of $50 million and a loss on the sale of $53 million, after closing costs.

GMAC continues to maintain adequate liquidity with cash reserve balances at March 31, 2006 of $22.1 billion, comprised of $17.3 billion in cash and cash equivalents and $4.8 billion invested in marketable securities.

On April 3, 2006, GM announced that it agreed to sell a 51 percent controlling interest in GMAC to a consortium led by Cerberus Capital Management, which is expected to close in the fourth quarter of this year. In addition to continuing to enable GMAC to support the sale of GM vehicles, the transaction is intended to support GMAC’s strategic goal of a stable investment grade rating and profitable growth.

* * * *

In this earnings release and comments by General Motors Acceptance Corporation (“GMAC”) management, the use of the words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” “designed,” “impact,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and GMAC’s actual results may differ materially due to numerous important factors that are described in GMAC’s most recent report on SEC Form 10-K, which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: the ability of General Motors (“GM”), our parent, to complete a transaction with a strategic investor regarding a controlling interest in GMAC while maintaining a significant stake in GMAC, securing separate credit ratings and low cost funding to sustain growth for GMAC and Residential Capital Corporation (“ResCap”) and maintaining the mutually beneficial relationship between GMAC and GM; significant changes in the competitive environment and the effect of competition in the corporation’s markets, including on the corporation’s pricing policies; our ability to maintain adequate financing sources; our ability to maintain an appropriate level of debt; the profitability and financial condition of GM, including changes in production or sales of GM vehicles, risks based on GM’s contingent benefit guarantees and the possibility of labor strikes or work stoppages at GM or at key suppliers such as Delphi Corp.; funding obligations under GM and its subsidiaries’ qualified U.S. defined benefits pension plans; restrictions on ResCap’s ability to pay dividends and prepay subordinated debt obligations to us; changes in the residual value of off-lease vehicles; changes in U.S. government –sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; changes in our contractual servicing rights; costs and risks associated with litigation; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of GMAC or GM; the threat of natural calamities; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations.

General Motors Acceptance Corporation

Summary of Financial Data and Operating Statistics

Summary Statement of Income

Quarter-ended March 31, ($ in millions)	2006	2005

Net financing revenue	$2,005	$1,858
Other revenue and income	2,911	2,841

Total net revenue	4,916	4,699
Total noninterest expense	3,928	3,596

Income before income tax expense	988	1,103
Income tax expense	348	375

Net Income	$640	$728

Select Balance Sheet Data
Period-ended, ($ in millions)	March 31, 2006	December 31, 2005	March 31, 2005

Cash reserve balances*	$22,114	$19,976	$18,490
Finance receivables and loans held for sale, net**	199,425	203,734	213,331
Investments in operating leases	32,567	31,211	27,027
Total debt	245,941	254,407	259,795

* Includes cash invested in a portfolio of highly liquid marketable securities ** Net of allowance for credit losses

Operating Statistics
Quarter-ended March 31,	2006	2005

GMAC's Worldwide Cost of Borrowing (1)	5.41%	4.30%
GMAC Period-end Debt Spreads Over U.S. Treasuries
2-Year	445	350
5-Year	449	465
10-Year	474	460

Cash reserve balances ($ billions) (2)	$22.1	$18.5

GMAC Automotive Finance Operations
Consumer credit (North America)
Net charge-offs as a % of managed receivables	1.14%	0.96%
Retail contracts 30 days delinquent as a % of average number of contracts outstanding (3)	2.34%	2.09%
Retail penetration (U.S. only)
Total consumer volume (retail and lease) as a % of retail sales	45%	54%
SmartLease as % of retail sales	22%	17%
Off-lease vehicle remarketing (U.S. only)
Sales proceeds on scheduled lease terminations (36-month) per vehicle	$13,579	$13,724
Off-lease vehicles terminated (# of units)	69,129	71,926

ResCap
Origination volume ($ billions)	$41.6	$36.4
Mortgage servicing rights, net ($ millions)	$4,526	$3,672

GMAC Insurance Operations ($ millions)
Combined Ratio (4)	91.3%	93.8%
Premiums/revenue written	$1,101	$1,118
Investment portfolio market value	$7,900	$7,322
After-tax net unrealized capital gains	$622	$463

(1) Calculated by dividing total interest expense (excluding mark to market adjustments) by total debt.

(2) Includes $4.8 billion and $2.4 billion in marketable securities with maturities greater than 90 days at March 31, 2006 and 2005, respectively.

(3) Excludes accounts in bankruptcy.

(4) The combined ratio represents the sum of all reported losses and expenses (excluding interest and income tax expense) divided by the total of premiums and service revenues earned and other income.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS ACCEPTANCE CORPORATION (Registrant)

Dated: April 20, 2006	/S/ SANJIV KHATTRI
Sanjiv Khattri Executive Vice President, Chief Financial Officer and Director

Dated: April 20, 2006	/S/ LINDA K. ZUKAUCKAS
Linda K. Zukauckas Vice President and Corporate Controller